EXHIBIT 99.1

March 14, 2007

Dear Peter:

This letter amends and supplements the letter agreement between you and Dow Jones & Company, Inc. (the "Company"), dated as of February 28, 2006 (the "Letter Agreement").  For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, you and the Company hereby agree as follows:

1.

Since February 1, 2006 you have received compensation under the Letter Agreement at the rate of $300,000 per annum for service as Chairman of the Board of the Company.   The Company will continue to so compensate you for such services through the expiration of your service as Chairman at the April 2007 Annual Meeting of Shareholders (the "Termination Date").   It was the intention of the Board of Directors that the other consideration payable to you under the Letter Agreement should be sufficient that you would not be prejudiced as a result of waiving your rights under the Company's Separation Plan for Senior Management (the "Separation Plan") as set forth in Section 6 of the Letter Agreement.  In order to effectuate that result, the parties agree that clause (iii) of the proviso to Section 1(e) shall be deleted. Except as set forth above, the Company and you agree that the provisions of the Letter Agreement remain in full force and effect.

2.

The Company and you hereby agree to the following provisions relating to the period following the Termination Date.

2.1.

For the five year period following the Termination Date, the Company will:

(a)

furnish you with office space at the Company's offices in the World Financial Center and at the Company's facility in South Brunswick, New Jersey; provided, however, that, if the Company elects, the Company may, in lieu of providing you with such office space, pay you a reasonable amount on a quarterly basis which you may use to pay for off-site office space; and

(b)

pay you $35,000 per year, in quarterly installments, in lieu of furnishing you with a car and driver.

2.2.

You may retain the security system installed in your home, and you will be responsible for any maintenance charges incurred after the Termination Date.

2.3.

The Company will make available to you stationary and business cards which identify you as the Retired Chairman of Dow Jones.

2.4.

You may retain your Dow Jones email address and have access to the Help Desk for a period of up to six months following the Termination Date.

2.5.

You may maintain the club memberships paid for by the Company in your name, provided you will be responsible for all fees, dues and charges in respect thereof following the Termination Date.

3.

The Company agrees that it will promptly reimburse you for legal fees and disbursements in the amount of $70,000 incurred by you in connection with the negotiation and preparation of this agreement and the Letter Agreement, including tax advice in respect of the matters covered hereby and thereby.

4.

You shall be responsible for all taxes in connection herewith, and the Company will not be obligated to make any payments to you in respect of any such taxes.  The Company may withhold from amounts payable under this letter any taxes required to be withheld pursuant to applicable law.

5.

The provisions set forth in Sections 6 through 9 of the Letter Agreement are hereby incorporated by reference and shall pertain to this agreement as if set forth herein.

If you agree with the foregoing, kindly execute and return to us a copy of this letter, whereupon this letter shall be a binding agreement between you and the Company.

Sincerely yours,

/s/ Jorge L. Figueredo
Name: Jorge L. Figueredo
Title: Senior Vice President, Human Resources

Accepted and Agreed as of
March 14, 2007

/s/Peter R. Kann
Peter R. Kann